Exhibit 23(d)


                              MANAGEMENT AGREEMENT

      MANAGEMENT AGREEMENT, dated as of December 29, 1988, and amended April 10, 1991 and September 26, 2002, between SELIGMAN CAPITAL FUND, INC., a Maryland corporation (the "Corporation"), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager").

      In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1. Duties of the Manager. The Manager shall manage the affairs of the Corporation including, but not limited to, continuously providing the Corporation with investment management, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Corporation, making purchases and sales of securities on behalf of the Corporation and determining how voting and other rights with respect to securities of the Corporation shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus of the Corporation and the requirements of the Investment Company Act of 1940 (the "Act") and other applicable law. In performing such duties, the Manager shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Corporation) and such executive and other personnel as shall be necessary for the operations of the Corporation. The Manager shall also, if requested by and subject to the control of the Board of Directors of Seligman Data Corp. ("Data"), manage the affairs of Data and provide Data with such office management, personnel, reproduction, employee cafeteria and internal legal services and such senior executive officers (other than vice presidents) as may be necessary for the operation of Data, and with a treasurer, a corporate secretary and a principal operating officer.

2. Expenses. The Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 and shall pay any salaries, fees and expenses of the directors of the Corporation who are employees of the Manager or its affiliates. The Manager shall not be required to pay any other expenses of the Corporation, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of corporate data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of directors of the Corporation who are not employees of the Manager or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

3.    Compensation.

      (a) As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, the Corporation will pay to the Manager promptly after the end of each month a fee, calculated on each day during such month, on the

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            basis of the Corporation's net assets at the close of business on the previous day, at an annual rate of .85% of the Corporation's average daily net assets on the first $1,000,000,000 of net assets, .80% of the Corporation's average daily net assets on the next $1,000,000,000 and .75% of the Corporation's average daily net assets in excess of $2,000,000,000.

      (b) If the Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

4. Purchase and Sale of Securities. The Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including the Manager or an affiliate of the Manager) as the Manager shall deem appropriate in order to carry out the policy with respect to brokerage as set forth in the Registration Statement and Prospectus of the Corporation or as the Board of Directors of the Corporation may direct from time to time. In providing the Corporation with investment management and supervision it is recognized that the Manager will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Manager for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

      Notwithstanding the above, it is understood that it is desirable for the Corporation that the Manager have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Corporation with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients as well as to the Corporation.

      The placing of purchase and sale orders may be carried out by the Manager or any wholly-owned subsidiary of the Manager.

      If, in connection with purchases and sales of securities for the Corporation, the Manager or any subsidiary of the Manager may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Manager shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Manager pursuant to Section 3 hereof.

      Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis.

5. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2003 and from year to year thereafter if such continuance is approved in the manner required by the Act and if the Manager shall not have notified the Corporation in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time, without payment of penalty by the


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      Corporation, on 60 days' written notice to the Manager by vote of the
      Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation (as defined by the Act). This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

6. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

      IN WITNESS WHEREOF, the Corporation and the Manager have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          SELIGMAN CAPITAL FUND, INC.

                                          By: /s/ Brian T. Zino
                                            ------------------------------------
                                            Brian T. Zino


                                          J. & W. SELIGMAN & CO. INCORPORATED

                                          By: /s/ William C. Morris
                                              ----------------------------------
                                                  William C. Morris


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